UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2015

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(386) 462-6800

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 11, 2015, the Board of Directors (the “Board”) of the Company approved, with modification, December 5, 2015 recommendations of the Company’s Compensation Committee regarding a 2015 Bonus Award Plan established for executive officers and certain other officers based upon meeting certain established corporate key objectives (the “Key Objectives”) and a final determination by the Board, in its sole discretion, that any such bonus is appropriate based upon 2015 performance.  The Key Objectives relate to revenue, gross profit margin, cash management and certain operational goals.  The amount of any such bonus for a particular eligible officer is based upon an assigned percentage of such officer’s 2015 base salary.  In the event all Key Objectives were met and the Board determined to provide bonuses to the maximum amount, the aggregate obligations would be approximately $600,000, which the Board has the discretion to pay in any combination of cash and stock.

On March 12, 2015, the Compensation Committee of the Board approved the grant to Shawn McCarrey, Senior Vice President of Sales, of an Incentive Stock Option under the Company’s 2010 Stock Option Plan.   Such option award will be for a total of 120,000 shares subject to quarterly vesting of up to 12.5% of the total option award granted to the extent certain quarterly revenue goals are exceeded.  In addition, such option award has a seven year term, with an exercise price equal to the fair market value of Company Common stock as of the grant time of $3.20 per share and conforms to the other terms of the Company’s form of Incentive Stock Options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

By:	/s/Greg Freitag
Greg Freitag General Counsel

Date:  March 13, 2015